EXHIBIT 99.1


December 27, 2005


To the Shareholders of Islands Bancorp:


On behalf of the Board of Directors of Islands Bancorp, I want to wish you a very Happy New Year! We hope that your holiday season is filled with good cheer and that you have a prosperous new year. As 2005 comes to a close, we would like to report to the shareholders on recent changes in senior management of the Company and the strategic direction of the Company.

In August 2005, the Board of Directors determined not to renew the employment agreement of the Company's President and Chief Executive Officer, William Gossett, which was due to expire in July 2006. The Board appreciated Mr. Gossett's past efforts, but concluded that the Company needed new and energetic leadership to effectively and vigorously execute the Bank's growth strategy, including branching into the southern Beaufort area and recruiting and developing additional staff to support the growth of the Bank.

Subsequently, the Board voted to terminate Mr. Gossett's employment agreement prior to its expiration in July 2006 due primarily to regulatory actions imposed on the Bank in connection with an examination by the Office of the Comptroller of the Currency ("OCC"). Among other things, the OCC commented on management's
failure to properly address issues noted in prior exam reports.   As a result of
the OCC examination, each Board member has signed a Commitment Letter with the OCC agreeing to take proper action to correct all noted issues. Currently, most of the noted issues have been or are being corrected and the OCC has commented favorably on the progress being made by the Bank. We do not believe the Commitment Letter will affect the implementation of our growth strategy.

The Board has been conducting a CEO search since August 2005 and is currently in negotiations with an outstanding candidate that the Board believes will bring significant experience and leadership to the Bank. In the interim, the Board appointed John R. Perrill as the Bank's Acting Chief Executive Officer. Mr. Perrill has served as the Bank's Senior Lending Officer since May 2001 and has over 20 years of banking experience. Additionally, effective December 5, 2005, the Board appointed Carol J. Nelson as the Bank's Chief Financial Officer. Ms. Nelson is a certified public accountant and brings over 20 years of banking and financial accounting experience to the Bank. Ms. Nelson's experience will enhance the Company's ability to comply with its reporting obligations to the Securities and Exchange Commission and other regulatory agencies.


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Following the announcement of the Board's decision not to renew Mr. Gossett's employment agreement, the Company received unsolicited expressions of interest in acquiring the Company from other financial institutions. As a result, the Board conducted a thorough analysis of all of the Company's strategic alternatives. To assist it with this analysis, the Board engaged a nationally recognized investment banking firm that specializes in providing community financial institutions with strategic planning and valuation services. In connection with its analysis, the Board carefully considered the expressions of interest that it received in light of current market conditions and the Company's prospects for creating future shareholder value by implementing its growth strategy.

After the Board concluded its analysis, it determined that the shareholders of the Company would maximize their value by the Company's implementation of its growth strategy. The Board believes that the sale of the Company at this time would not give full value to the Company's strategic position or its franchise. As a result, an overwhelming majority of the Board voted to remain independent
and not to pursue a sale of the Company at this time.   The Board anticipates
that as its growth plan is implemented the Company may receive future expressions of interest, which it will consider as it deems appropriate.

We believe we are well positioned to continue to grow and look forward to bringing in a dynamic new Chief Executive Officer during 2006. The Board is committed to increasing the Company's shareholder value and establishing Islands Community Bank as a leader in achieving market share.

Happy New Year! We look forward to seeing each of you at the Annual Shareholders Meeting in April.

Sincerely,

/s/ D. Martin Goodman

D. Martin Goodman
Chairman of the Board of Directors